Exhibit 10.05

RESTRUCTURING AND LOCK-UP AGREEMENT

This RESTRUCTURING AND LOCK-UP AGREEMENT (this “Agreement”), dated as of May 29, 2009, is entered into by and among Caraustar Industries, Inc. (“Caraustar”), its direct and indirect domestic subsidiaries (Caraustar, such subsidiaries, and their respective successors and assigns, collectively, the “Company”), and the holders of Senior Notes (as defined below) of Caraustar signatory hereto (together with their respective successors and permitted assigns, the “Consenting Holders” and each, a “Consenting Holder”). The Company, each Consenting Holder and any subsequent person or entity that becomes a party hereto in accordance with the terms hereof are referred herein as the “Parties” and individually as a “Party”.

PRELIMINARY STATEMENTS

WHEREAS, as of the date hereof, the Consenting Holders hold, in the aggregate, (i) approximately 93% of the aggregate outstanding principal amount of Caraustar’s 7- 3/8% Senior Notes due 2009 (the “2009 Notes”), issued under that certain Indenture dated as of June 1, 1999 (as amended and restated as of March 29, 2001), by and among Caraustar, the Subsidiary Guarantors (as defined therein) and The Bank of New York, as trustee (as amended or supplemented, the “2009 Indenture”), and (ii) approximately 90% of the aggregate outstanding principal amount of Caraustar’s 7- 1/4% Senior Notes due 2010 (the “2010 Notes” and, together with the 2009 Notes, the “Senior Notes”), issued under that certain Indenture dated as of March 29, 2001, by and among Caraustar, the Guarantors (as defined therein) and The Bank of New York, as trustee (as amended or supplemented, the “2010 Indenture” and, together with the 2009 Indenture, the “Indentures”);

WHEREAS, the Company and the Consenting Holders have agreed to implement a restructuring of the Company pursuant to the terms and conditions set forth in the Joint Plan of Reorganization attached hereto as Exhibit A (including the schedules and exhibits attached thereto and the additional schedules and exhibits to be prepared and filed after the date hereof based upon the term sheet attached hereto as Exhibit B, the “Plan”), which Plan is the product of arm’s length good faith discussions between the Company and members of an ad hoc committee of certain holders of the Senior Notes (the “Ad Hoc Committee”) whose members are the initial Consenting Holders signatory hereto;

WHEREAS, it is anticipated that, subject to the terms of this Agreement, the restructuring transactions contemplated by the Plan (the “Restructuring Transactions”) will be implemented through a solicitation of votes for the Plan pursuant to chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”) and one or more exemptions from the registration requirements under the Securities Act of 1933, as amended (the “Solicitation”); and

WHEREAS, the Company has agreed to commence voluntary reorganization cases under chapter 11 of the Bankruptcy Code for Caraustar and each of its direct and indirect domestic subsidiaries (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Northern District of Georgia (the “Bankruptcy Court”) to effect the Restructuring Transactions through the Plan.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Section 1. Plan. The Plan is expressly incorporated herein and made part of this Agreement. The Plan sets forth the material terms and conditions of the Restructuring Transactions; however, the Plan is supplemented by the terms and conditions of this Agreement. In the event of any inconsistency between the Plan and this Agreement, this Agreement shall control.

Section 2. Certain Definitions. As used in this Agreement, the following terms have the following meanings:

(a) “Definitive Documents” means the documents implementing, achieving and relating to the Plan, including appropriate first day motions, the order of the Bankruptcy Court confirming the Plan, and definitive documentation relating to any debtor-in-possession financing, use of cash collateral, any exit financing, charter, bylaws and other corporate or organizational documents, shareholder related agreements, or other related documents, which shall contain terms and conditions consistent in all respects with the Plan and shall otherwise be reasonably satisfactory in all respects to the Company and the Requisite Holders, in accordance with Section 7 hereof.

(b) “Lock-Up Effective Date” means the date upon which this Agreement becomes effective and binding on the Parties in accordance with the provisions of Section 11 hereof.

(c) “Lock-Up Period” means the period commencing on the Lock-Up Effective Date and ending on the date on which this Agreement is terminated in accordance with Section 5 hereof.

(d) “Material Adverse Effect” means any event, change, effect, occurrence, development, circumstance or change of fact occurring after the date hereof that has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations, financial condition, assets or liabilities of Caruastar and its subsidiaries taken as a whole; provided, however, that “Material Adverse Effect” shall not include any event, effect, occurrence, development, circumstance or change of fact arising out of, resulting from or attributable to (a) conditions or effects that generally affect the industries and markets in which the Company operates, (b) general economic conditions affecting the United States or Canada, (c) effects resulting from changes generally affecting financial, banking, credit, securities, or commodities markets, the economy in general, prevailing interest rates or general capital market conditions in the United States or Canada, (d) changes in the Company’s stock price or trading volume, the failure of the Company to maintain a listing on Nasdaq, or changes in the price of the Senior Notes (provided that this clause (d) shall not be construed as providing that the cause or factors affecting the Company’s stock price, trading volume or price of the Senior Notes does not constitute a Material Adverse Effect), (e) a change in U.S. GAAP or regulatory accounting principles or interpretations thereof after the date hereof, or a change in applicable law or interpretations thereof by any governmental entity, (f) the announcement of the Restructuring Transactions, the pendency of the Restructuring Transactions, or compliance by any Party with the covenants and agreements herein or in the Plan, (g) any act of war or terrorism (or, in each case, escalation thereof) or declaration of a national emergency, or (h) the acts or omissions of the holders of the Consenting Holders (except in each of clauses (a), (b), (c) and (g) above, if Caraustar and its subsidiaries taken as a whole are disproportionately affected thereby (but taking into account for purposes of determining a Material Adverse Effect only the disproportionate impact).

(e) “Requisite Noteholders” means Consenting Holders holding at least 66- 2/3% in outstanding principal amount of the Senior Notes in the aggregate (as a combined class) held by the Consenting Holders; provided, however, that for purposes of Sections 3(b)(ii), 4(a)(i) through 4(b)(vii) or 10, “Requisite Holders” means Consenting Holders holding at least 66- 2/3% in outstanding principal amount of the Senior Notes in the aggregate (as a combined class).

Section 3. Agreements of the Consenting Holders.

(a) Voting. Subject to the conditions contained in Section 3(b) hereof, each Consenting Holder agrees that, for the duration of the Lock-Up Period, such Consenting Holder shall, subject to the receipt by such Consenting Holder of a disclosure statement and other solicitation materials in respect of the Plan (the “Disclosure Statement”):

(i) timely vote or cause to be voted its claims against the Company arising under the Senior Notes to accept the Plan; provided, however, that such vote may, upon written notice to the Company and the other Parties, be revoked (and, upon such revocation, deemed void ab initio) by any Consenting Holder at any time after the Lock-Up Period;

(ii) timely vote or cause to be voted against and not consent to, or otherwise directly or indirectly support, solicit, assist, encourage or participate in the formulation of, any restructuring or reorganization of the Company (or any plan or proposal in respect of the same) other than the Plan; and

(iii) not (A) directly or indirectly seek, solicit, support or encourage the termination or modification of the exclusive period for the filing of any plan, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of the Company, or take any other action, including but not limited to initiating any legal proceedings or enforcing rights as a holder of the Senior Notes, that could prevent, interfere with, delay or impede the approval of the Disclosure Statement, the Solicitation or the implementation or consummation of the Restructuring Transactions as contemplated by the Plan, or (B) take any other action that is inconsistent with, or that would delay confirmation or consummation of, the Plan or the Restructuring Transactions.

(b) Certain Conditions. The obligations of each Consenting Holder set forth in Section 3(a) hereof are subject to the following conditions:

(i) this Agreement shall have become effective in accordance with the provisions of Section 11;

(ii) the Requisite Noteholders shall have approved the form and substance of the Plan, the Disclosure Statement and the other Definitive Documents in all respects; and

(iii) this Agreement shall not have terminated in accordance with the terms of Section 5 hereof.

(c) Rights of Consenting Holders Unaffected. Nothing contained herein shall (i) limit (A) the ability of a Consenting Holder to consult with other Consenting Holders or the Company or (B) the rights of a Consenting Holder under any applicable bankruptcy, insolvency, foreclosure or similar proceeding, including, without limitation, appearing as a party in interest in any matter to be adjudicated to appear and be heard, concerning any matter arising in the Chapter 11 Cases, in each case, so long as such consultation or appearance is not inconsistent with the Consenting Holder’s obligations hereunder or under the terms of the Plan and are not for the purpose of hindering, delaying or preventing the consummation of the Restructuring Transactions; (ii) limit the ability of a Consenting Holder to sell or enter into any transactions in connection with the Senior Notes or any other claims against or interests in the Company, subject to Sections 3(d) and (e) hereof; or (iii) limit the rights of any Consenting Holder under the Indentures or constitute a waiver or amendment of any provision of the Indentures, subject to Section 3(a) hereof; provided however, that each Consenting Holder agrees that, for the duration of the Lock-Up Period, it will forbear from exercising any rights and remedies arising from the Company’s failure to pay any principal, interest or premium under any of the Senior Notes or from the acceleration of any such Senior Notes.

(d) Transfers. Each Consenting Holder agrees that, for the duration of the Lock-Up Period, such Consenting Holder shall not sell, transfer, loan, hypothecate, assign or otherwise dispose of (including by participation), in whole or in part, any of the Senior Notes or any option thereon or any right or interest therein (including the deposit of any Senior Notes into a voting trust or entry into a voting agreement with respect to any such Senior Notes), unless the transferee thereof either (i) is a Consenting Holder or (ii) prior to or concurrently with such transfer (or within five (5) business days after such transfer, provided that such transfer is to be rescinded if such agreement by the transferee is not obtained within such five business day period) agrees in writing for the benefit of the Parties to become a Consenting Holder and to be bound by all of the terms of this Agreement applicable to Consenting Holders by executing the Joinder attached hereto as Exhibit C (the “Joinder Agreement”), and delivering an executed copy thereof to Stroock & Stroock & Lavan LLP (“Stroock”), as counsel to the Ad Hoc Committee, in which event (a) the transferee shall be deemed to be a Consenting Holder hereunder to the extent of such transferred rights and obligations and (b) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such transferred rights and obligations. Each Consenting Holder agrees that any sale, transfer or assignment of any Senior Notes that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and the Company and each other Consenting Holder shall have the right to enforce the voiding of such transfer. Notwithstanding anything contained herein to the contrary, during the Lock-Up Period, a Consenting Holder may offer, sell or otherwise transfer any or all of its Senior Notes to any entity that, as of the Lock-Up Effective Date was, and as of the date of transfer continues to be, an entity that controls, is controlled by or is under common control with the Consenting Holder and is (or executes a Joinder Agreement under which such entity agrees to become) a Party to this Agreement.

(e) Additional Claims or Equity Interests. To the extent any Consenting Holder (a) acquires additional Senior Notes, (b) holds or acquires any other claims against the Company entitled to vote on the Plan or (c) holds or acquires any equity interests in the Company entitled to vote on the Plan, each such Consenting Holder agrees that such Senior Notes or other claims or equity interests shall be subject to this Agreement and that, for the duration of the Lock-Up Period, it shall vote (or cause to be voted) any such additional Senior Notes or other claims or equity interests (in each case, to the extent still held by it or on its behalf at the time of such vote) in a manner consistent with Section 3(a) hereof.

Section 4. Agreements of the Company.

(a) Affirmative Covenants. The Company agrees that, as of the date hereof through the effective date of the Plan and for so long as this Agreement has not been terminated in accordance with its terms, unless (x) otherwise expressly permitted or required by this Agreement, or (y) otherwise consented to in writing by the Requisite Noteholders (which consent shall not be unreasonably withheld or delayed), Caraustar shall, and shall cause each of its direct and indirect subsidiaries to, directly or indirectly, do the following:

(i) complete the preparation, as soon as practicable after the date hereof, of each of the Plan, Disclosure Statement and the other Definitive Documents, which documents shall contain terms and conditions consistent with the Plan and shall otherwise be reasonably satisfactory to the Requisite Noteholders, and distribute such documents and afford reasonable opportunity of comment and review to the respective legal and financial advisors for the Consenting Holders in advance of any filing thereof;

(ii) (A) commence the Chapter 11 Cases and file the Plan and Disclosure Statement not later than 11:59 P.M. prevailing Eastern Time on May 31, 2009 (the “Filing Date”); (B) obtain approval of the Disclosure Statement and authorization to solicit approval of the Plan by entry of an order of the Bankruptcy Court not later than 5:00 P.M. prevailing Eastern Time on the date (the “Disclosure Statement Approval Date”) that is thirty-five (35) calendar days after the Filing Date; (C) commence the Solicitation not later than 5:00 P.M. prevailing Eastern Time on the date (the “Solicitation Commencement Date”) that is three (3) calendar days after the Disclosure Statement Approval Date; (D) successfully conclude the Solicitation (i.e., obtain votes accepting the Plan from holders of the Senior Notes sufficient to satisfy the conditions for acceptance set forth in Sections 1126(b) and (c) of the Bankruptcy Code) not later than 5:00 P.M. prevailing Eastern Time on the date that is thirty (30) calendar days after the Solicitation Commencement Date; (E) obtain confirmation of the Plan by entry of an order of the Bankruptcy Court not later than 5:00 P.M. prevailing Eastern Time on the date (the “Confirmation Date”) that is thirty-five (35) calendar days after the Solicitation Commencement Date; and (F) consummate the Plan not later than 5:00 P.M. prevailing Eastern Time on the date that is ten (10) calendar days after the Confirmation Date; provided, however, that in the event that the Company fails to comply with any of the deadlines set forth in clause

(B), (C), (D), (E) or (F) of this paragraph as a result of the entry of an order by the Bankruptcy Court upon a written motion of the United States Trustee or an official committee appointed in the Chapter 11 Cases requesting an adjournment of the deadlines provided in clauses (B) and (E) hereof, then the Company shall have an additional twenty (20) calendar days to comply with such subsequent deadlines;

(iii) except where it is not reasonably practicable, provide draft copies of all motions or applications and other documents the Company intends to file with the Bankruptcy Court to counsel for the Ad Hoc Committee at least two (2) business days prior to the date when the Company intends to file any such document and consult in good faith with counsel to the Ad Hoc Committee regarding the form and substance of any such proposed filing with the Bankruptcy Court;

(iv) maintain their good standing under the laws of the state or other jurisdiction in which they are incorporated or organized;

(v) timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order directing the appointment of an examiner with expanded powers or a trustee, converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or dismissing the Chapter 11 Cases;

(vi) timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order modifying or terminating the Company’s exclusive right to file and/or solicit acceptances of a plan of reorganization;

(vii) provide to the Consenting Holders, Stroock, as counsel to the Ad Hoc Committee, and Moelis & Company, as financial advisors to the Ad Hoc Committee (“Moelis”, and together with Stroock, the “Ad Hoc Committee Advisors”), (i) reasonable access (without any material disruption to the conduct of the Company’s business) during normal business hours to the Company’s books, records and facilities, (ii) reasonable access to the respective management and advisors of the Company for the purposes of evaluating the Company’s business plans and participating in the planning process with respect to the Restructuring Transactions, (iii) timely and reasonable responses to all reasonable diligence requests and (iv) information with respect to all executory contracts and unexpired leases of the Company for the purposes of concluding, in consultation with the Company and its advisors, which executory contracts and unexpired leases the Company will assume, assume and assign or reject in the Chapter 11 Cases;

(viii) timely and fully discharge all of its obligations then due and owing under any existing agreements of the Company regarding the payment of the reasonable fees and expenses of the Ad Hoc Committee Advisors in connection with the Restructuring Transactions; and (A) on the date that is at least one (1) day prior to the Filing Date, the Company shall pay to Stroock (i) all reasonable amounts then due and outstanding as provided in an invoice supplied to the Company containing a summary of hours and services provided, and (ii) a retainer in an amount necessary to increase Stroock’s retainer already held to $900,000, any unused portion of which shall be refunded to the Company within forty-five (45) calendar days after the effective date of the Plan; (B) on the date that is at least one (1) day prior to the Filing Date, the Company shall pay to Moelis (i) all monthly fees and reasonable expenses then due and outstanding, and (ii) a retainer in an amount of $600,000, any unused portion of which shall be refunded to the Company within forty-five (45) calendar days after the effective date of the Plan; and (C) to the extent the reasonable fees and expenses of Stroock and Moelis exceed their respective retainers as of the date of confirmation of the Plan, the terms of the Plan shall provide that the Company will pay Stroock and Moelis their outstanding fees and expenses pursuant to section 1129(a)(4) of the Bankruptcy Code;

(ix) notify the other Parties of any governmental or third party complaints, litigations, investigations or hearings (or communications indicating that the same may be contemplated or threatened), in any such case which could reasonably be anticipated to have a Material Adverse Effect;

(x) work in good faith with the Ad Hoc Committee Advisors to determine an appropriate cap (to be set forth as a condition to effectiveness in the Plan) for all allowed general unsecured claims (other than claims arising under the Senior Notes) in the Chapter 11 cases; and

(xi) prior to the filing of the Chapter 11 Cases, take all actions that the term sheet attached hereto as Exhibit B calls for the Company to take prior to the filing of the Chapter 11 Cases.

(b) Negative Covenants. The Company agrees that, as of the date hereof through the effective date of the Plan and for so long as this Agreement has not been terminated in accordance with its terms, unless (x) otherwise expressly permitted or required by this Agreement or the Plan, or (y) otherwise consented to in writing by the Requisite Noteholders or counsel for the Ad Hoc Committee (which consent shall not be unreasonably withheld or delayed), Caraustar shall not, and shall cause each of its direct and indirect subsidiaries not to, directly or indirectly, do or permit to occur any of the following:

(i) propose, support, assist, engage in negotiations in connection with or participate in the formulation of, any restructuring or reorganization of the Company (or any plan or proposal in respect of the same) other than the Plan;

(ii) modify the Plan, in whole or in part, in a manner that is not consistent in any material respect with this Agreement or the Plan Term Sheet;

(iii) withdraw or revoke the Plan or publicly announce its intention not to pursue the Plan;

(iv) file any motion or pleading or other Definitive Document with the Bankruptcy Court (including any modifications or amendments thereof) that, in whole or in part, is not consistent in any material respect with this Agreement, the Plan Term Sheet, or the Plan and is not otherwise reasonably satisfactory in all respects to the Requisite Noteholders or counsel for the Ad Hoc Committee;

(v) move for an order authorizing or directing the assumption or rejection of an executory contract or unexpired lease other than in accordance with the Plan or as approved in writing by the Requisite Noteholders;

(vi) commence an avoidance action or other legal proceeding that challenges the validity, enforceability or priority of the Senior Notes, or otherwise affects the rights of any Consenting Holder;

(vii) commence a voluntary chapter 11 case or any similar insolvency proceedings prior to the Filing Date;

(viii) issue, sell, pledge, dispose of or encumber any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its equity interests, including, without limitation, capital stock or partnership interests;

(ix) amend or propose to amend its respective certificate or articles of incorporation, bylaws or comparable organizational documents;

(x) split, combine or reclassify any outstanding shares of its capital stock or other equity interests, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any of its equity interests;

(xi) redeem, purchase or acquire or offer to acquire any of its equity interests, including, without limitation, capital stock or partnership interests;

(xii) acquire or divest (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) (I) any corporation, partnership, limited liability company, joint venture or other business organization or division or (II) assets of the Company, other than in the ordinary course of business;

(xiii) incur any capital expenditures other than maintenance capital expenditures in the ordinary course of business and in amounts consistent with historical business practices;

(xiv) incur or suffer to exist any indebtedness, except indebtedness existing and outstanding immediately prior to the date hereof, trade payables and other similar liabilities arising and incurred in the ordinary course of business, and indebtedness arising under any debtor-in-possession financing satisfactory to the Requisite Noteholders and approved in the Chapter 11 Cases;

(xv) incur any liens, other than those existing immediately prior to the date hereof;

(xvi) enter into any commitment or agreement with respect to debtor-in-possession financing, cash collateral and/or exit financing;

(xvii) enter into any executive employment agreements or collective bargaining agreements or modify any existing employment agreements, collective bargaining agreements or benefit plans;

(xviii) hire any executive or employee whose total compensation is greater than $100,000 or increase the compensation for any executive or employee whose total compensation is greater than $100,000;

(xix) make any interest payment on the 2010 Notes or the 2009 Notes without simultaneously making a corresponding interest payment on the other series of Notes;

(xx) allow or settle claims or any pending litigation for more than $50,000 per claim individually, or $300,000 in the aggregate; or

(xxi) commence insolvency or similar proceedings in any jurisdiction with respect to any of its foreign subsidiaries.

(c) Automatic Stay. The Company acknowledges and agrees that after the commencement of the Chapter 11 Cases, the giving of notice of termination by any Party pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and the Company hereby waives, to the greatest extent possible, the applicability of the automatic stay to the giving of such notice).

Section 5. Termination of Agreement.

(a) Consenting Holders’ Termination Events. This Agreement may be terminated by delivery of written notice of termination by the Requisite Noteholders, delivered in accordance with Section 20 hereof, at any time after the occurrence of, and during the continuation of, any of the following events (each, a “Consenting Holders’ Termination Event”), unless waived in writing by the Requisite Noteholders in their sole discretion:

(i) the failure by the Company to comply with the provisions of Sections 4(a) or 4(b) of this Agreement;

(ii) any representation made by the Company in this Agreement proves to have been materially incorrect on the Lock-Up Effective Date (other than a representation expressly made as to a period of time other than the Lock-Up Effective Date);

(iii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of a material portion of the Restructuring Transactions;

(iv) any event, change, effect, occurrence, development, circumstance or change of fact occurs that has or would reasonably be expected to have a Material Adverse Effect or that materially impairs the ability of the Company to perform its obligations under this Agreement or have a material adverse effect on, or prevent or materially delay the consummation of, the Restructuring Transactions;

(v) the Bankruptcy Court grants relief that is materially inconsistent with this Agreement or the Plan in any respect;

(vi) the Bankruptcy Court enters an order directing the appointment of an examiner with expanded powers;

(vii) the Bankruptcy Court enters an order modifying or terminating the Company’s exclusive right to file and/or solicit acceptances of a plan of reorganization;

(viii) the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets of the Company having an aggregate fair market value in excess of $500,000;

(ix) the Bankruptcy Court enters an order authorizing or directing the assumption or rejection of an executory contract or unexpired lease other than in accordance with the Plan or as approved in writing by the Requisite Noteholders;

(x) the commencement of an avoidance action or other legal proceeding by the Company or any other party that challenges the validity, enforceability or priority of the Senior Notes, or otherwise affects the rights and remedies of any Consenting Holder;

(xi) the termination of, or occurrence of an event of default (as defined in the applicable agreement) under any commitment or agreement to provide post-petition debtor-in-possession financing or exit financing to the Company to the extent permitted hereunder, which shall not have been cured within any applicable grace periods or waived pursuant to the terms of the commitment or agreement governing such facility;

(xii) the termination of, or occurrence of an event of default (as defined in the applicable order or agreement) under, any order or agreement permitting the use of cash collateral to the extent permitted hereunder which shall not have been cured within any applicable grace periods or waived pursuant to the terms of such order or agreement; or

(xiii) the commencement of any voluntary or involuntary chapter 11 cases or similar insolvency proceedings by or against Caraustar or any of its direct or indirect subsidiaries prior to the Filing Date.

(b) Company Termination Events. The Company may terminate this Agreement as to all Parties upon two (2) business days written notice, delivered in accordance with Section 20 hereof, upon the occurrence of any of the following events:

(i) the breach by one or more Consenting Noteholders representing a majority in principal amount of the Senior Notes held by the Consenting Noteholders of any of the representations, warranties or covenants of such Consenting Holder(s) set forth in this Agreement, if such breach would have a material adverse impact on the Company or the consummation of the Restructuring Transactions, which breach remains uncured for a period of three (3) business days after the receipt by the applicable Consenting Holder(s) from the Company of written notice of such breach; or

(ii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of a material portion of the Restructuring Transactions.

(c) Automatic Termination. This Agreement and the obligations of all Parties hereunder shall automatically terminate without any further action or notice of any party upon the occurrence of one of the following events:

(i) the Bankruptcy Court enters an order converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code or appointing a trustee or custodian for the Company; or

(ii) the Bankruptcy Court enters an order dismissing the Chapter 11 Cases.

(d) Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among the Company and the Requisite Noteholders.

(e) Effect of Termination. Upon the termination of this Agreement in accordance with this Section 5, each Party shall, subject to Section 14 hereof, be immediately released from its commitments, undertakings and agreements under or related to this Agreement and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies available to it under applicable law, the Senior Notes, the Indentures and any ancillary documents or agreements thereto. Upon any such termination of this Agreement, each Consenting Holder may, upon written notice to the Company and the other Parties, revoke its vote or any consents given by such Consenting Holder prior to such termination, whereupon any such vote or consent shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement. If this Agreement has been terminated in accordance with this Section 5 at a time when permission of the Bankruptcy Court shall be required for a Consenting Holder to change or withdraw (or cause to change or withdraw) its vote to accept the Plan, the Company shall not oppose any attempt by such Consenting Holder to change or withdraw (or cause to change or withdraw) such vote at such time. The Consenting Holders shall have no liability to the Company or to each other in respect of any termination of this Agreement in accordance with the terms of this Section 5.

Section 6. Good Faith Cooperation; Further Assurances; Acknowledgment. The Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent practicable and subject to the terms hereof) in respect of (a) all matters relating to their rights in respect of the Company or otherwise in connection with their relationship with the Company, (b) all matters concerning the implementation of the Plan and (c) the pursuit and support of the Restructuring Transactions. Furthermore, subject to the terms hereof, each of the Parties shall take such action as may be reasonably necessary to carry out the purposes and intent of this Agreement, including making and filing any required regulatory filings and voting any equity securities of the Company in favor of the Restructuring Transactions (provided that no Consenting Holder shall be required to incur any expense (other than nominal expenses associated with the performance of its obligations hereunder), liability or other obligation), and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement, including proposing a plan that is not the Plan. This Agreement is not, and shall not be deemed, a solicitation for consents to the Plan or a solicitation to tender or exchange any Senior Notes.

Section 7. Definitive Documents. Each Party hereby covenants and agrees (i) to negotiate in good faith the Definitive Documents and (ii) to execute (to the extent such Party is a party thereto) and otherwise support the Definitive Documents. For the avoidance of doubt, the Company agrees to (i) act in good faith and use commercially reasonable efforts to support and complete successfully the Solicitation and the Plan in accordance with the terms of this Agreement, (ii) do all things reasonably necessary and appropriate in furtherance of consummating the Restructuring Transactions in accordance with, and within the time frames contemplated by, this Agreement, and (iii) act in good faith and use commercially reasonable efforts to consummate the Restructuring Transactions as contemplated by the Plan and this Agreement.

Section 8. Representations and Warranties.

(a) Each Party, severally (and not jointly), represents and warrants to the other Parties that the following statements are true, correct and complete as of the date hereof:

(i) such Party is validly existing and in good standing under the laws of the state of its organization, and has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder; and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability, partnership or other similar action on its part;

(ii) the execution, delivery, and performance by such Party of this Agreement does not and will not (1) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, or (2) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party;

(iii) the execution, delivery, and performance by such Party of this Agreement does not and will not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or governmental authority or regulatory body, except such filings as may be necessary and/or required for disclosure by the Securities and Exchange Commission and in connection with the Chapter 11 Cases, the Plan and the Disclosure Statement; and

(iv) this Agreement is the legally valid and binding obligation of such Party, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court.

(b) Each Consenting Holder severally (and not jointly), represents and warrants that, as of the date hereof, such Consenting Holder (i) is the beneficial owner of the aggregate principal amount of Senior Notes set forth below its name on the signature page hereof, and/or (ii) has investment or voting discretion with respect to such Senior Notes and has the power and authority to vote on and consent to such matters concerning such Senior Notes and to exchange, assign and transfer such Senior Notes on behalf of the beneficial owners of such Senior Notes.

Section 9. Disclosure; Publicity.

(a) Not later than one business day after commencement of the Chapter 11 Cases, subject to the provisions set forth in Section 9(b) hereof, the Company shall either file with the Securities and Exchange Commission a Report on Form 8-K or disseminate a press release disclosing the existence of this Agreement and the terms hereof (including the schedules and exhibits hereto), with such redactions as may be requested by any Consenting Holder’s counsel to maintain the confidentiality of the items identified in Section 9(b) hereof, except as otherwise required by law. In the event that the Company fails, in the reasonable judgment of a Consenting Holder, to make the foregoing disclosures in compliance with the terms specified herein, any such Consenting Holder may publicly disclose the foregoing, including, without limitation, this Agreement and all of its exhibits and schedules (subject to the redactions called for by Section 11 hereof), and the Company hereby waives any claims against the Consenting Holders arising as a result of such disclosure by a Consenting Holder in compliance with this Agreement.

(b) The Company will submit drafts to the Ad Hoc Committee Advisors of any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least one (1) business day prior to making any such disclosure, and shall afford them a reasonable opportunity to comment on such documents and disclosures and shall incorporate any such comments in good faith. Except as required by law or otherwise permitted under the terms of any other agreement between the Company and any Consenting Holder, no Party or its advisors shall (i) use the name of any Consenting Holder in any public manner or (ii) disclose to any person (including, for the avoidance of doubt, any other Consenting Holder), other than advisors to the Company, the principal amount or percentage of any Senior Notes or any other securities of the Company held by any Consenting Holder, in each case, without such Consenting Holder’s prior written consent; provided, however, that (i) if such disclosure is required by law or regulation, the disclosing Party shall afford the relevant Consenting Holder a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Senior Notes held by all the Consenting Holders collectively.

Section 10. Amendments and Waivers. This Agreement, including any exhibits or schedules hereto, may not be modified, amended or supplemented except in a writing signed by the Company and the Requisite Noteholders; provided, however, that any modification of, or amendment or supplement to, this Section 10 shall require the written consent of all of the Parties. A Consenting Holders’ Termination Event may not be waived except in a writing signed by the Requisite Noteholders.

Section 11. Effectiveness. This Agreement shall not become effective and binding on the Parties unless and until counterpart signature pages to this Agreement shall have been executed and delivered by Caraustar and each of its direct and indirect domestic subsidiaries, and Consenting Holders holding at least 66- 2/3% in aggregate principal amount of the Senior Notes (the “Lock-Up Effective Date”); provided, however, that signature pages executed by Consenting Holders shall be delivered to (a) other Consenting Holders in a redacted form that removes such Consenting Holders’ holdings of the Senior Notes and (b) the Company and advisors to the Consenting Holders in an unredacted form.

Section 12. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY LEGAL ACTION, SUIT OR PROCEEDING AGAINST IT WITH RESPECT TO ANY MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RENDERED IN ANY SUCH ACTION, SUIT OR PROCEEDING, MAY BE BROUGHT IN ANY FEDERAL OR STATE COURT IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY ACCEPTS AND SUBMITS ITSELF TO THE NONEXCLUSIVE JURISDICTION OF EACH SUCH COURT, GENERALLY AND UNCONDITIONALLY, WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. NOTWITHSTANDING THE FOREGOING CONSENT TO JURISDICTION, FOLLOWING THE COMMENCEMENT OF THE CHAPTER 11 CASES, EACH OF THE PARTIES AGREES THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION WITH RESPECT TO ANY MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

Section 13. Specific Performance. It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy, including an order of the Bankruptcy Court requiring any Party to comply promptly with any of its obligations hereunder.

Section 14. Survival. Notwithstanding the termination of this Agreement pursuant to Section 5 hereof, the agreements and obligations of the Parties in this Section 14 and in Sections 5(e), 9, 12, 16, 18, 21, 22 and 23 hereof shall survive such termination and shall continue in full force and effect for the benefit of the Consenting Holders in accordance with the terms hereof.

Section 15. Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

Section 16. Successors and Assigns; Severability; Several Obligations. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives; provided, however, that nothing contained in this Section 16 shall be deemed to permit sales, assignments or transfers other than in accordance with Section 3(d) of this Agreement. If any provision of this Agreement, or the application of any such provision to any person or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof or the Agreement shall continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 17. No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary hereof.

Section 18. Prior Negotiations; Entire Agreement. This Agreement, including the exhibits and schedules hereto, constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof, except that the Parties acknowledge that any confidentiality agreements heretofore executed between the Company and each Consenting Holder shall continue in full force and effect.

Section 19. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile signature or otherwise), each of which shall be deemed an original and all of which shall constitute one and the same agreement.

Section 20. Notices. All notices hereunder shall be deemed given if in writing and delivered, if sent by facsimile, courier or by registered or certified mail (return receipt requested) to the following addresses and facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by like notice):

(1) If to the Company, to:

Caraustar Industries, Inc.

5000 Austell Powder Springs Road, Suite 300

Austell, Georgia 30106

Fax: (770) 799-5990

Attention: Wilma E. Bcaty, Vice-President, General Counsel and

Secretary

With a copy to:

King & Spalding

1180 Peachtree Street, NE

Atlanta, Georgia 30309-3521

Fax: (444) 572-5128

Attention: James A. Pardo, Jr., Esq.

(2) If to a Consenting Holder or a transferee thereof, to the addresses or facsimile numbers set forth below following the Consenting Holder’s signature (or as directed by any transferee thereof), as the case may be, with copies to:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York 10038

Fax: (212) 806-6006

Attention: Kristopher M. Hansen, Esq.

- and -

Attention: Lori E. Kata, Esq.

Any notice given by delivery, mail or courier shall be effective when received. Any notice given by facsimile shall be effective upon oral or machine confirmation of transmission.

Section 21. Reservation of Rights. Except as expressly provided otherwise in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each Consenting Holder to protect and preserve its rights, remedies and interests, including its claims against the Company. Nothing herein shall be deemed an admission of any kind. If the transactions contemplated herein are not consummated, or this Agreement is terminated for any reason, the Parties hereto fully reserve any and all of their rights. Pursuant to Rule 408 of the Federal Rule of Evidence, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

Section 22. Prevailing Party. If any Party brings an action or proceeding against any other Party based upon a breach by such Party of its obligations hereunder, the prevailing Party shall be entitled to all reasonable expenses incurred, including reasonable attorneys’, accountants’ and financial advisors fees in connection with such action or proceeding.

Section 23. Relationship Among Parties. It is understood and agreed that no Consenting Holder has any duty of trust or confidence in any form with any other Consenting Holder, and, except as provided in this Agreement, there are no commitments among or between them. In this regard, it is understood and agreed that any Consenting Holder may trade in the Senior Notes or other debt or equity securities of the Company without the consent of the Company or any other Consenting Holder, subject to applicable securities laws and the terms of this Agreement; provided, however, that no Consenting Holder shall have any responsibility for any such trading to any other entity by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between the Consenting Holders shall in any way affect or negate this understanding and agreement.

Section 24. Fiduciary Duties. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require (a) the Company or any directors or officers of the Company (in such person’s capacity as a director or officer of the Company) to take any action, or to refrain from taking any action, to the extent required, in the opinion of counsel, to comply with its or their fiduciary obligations under applicable law, or (b) any Consenting Holder or representative of a Consenting Holder that becomes a member of a statutory committee that may be established in the Chapter 11 Cases to take any action, or to refrain from taking any action, in such person’s capacity as a statutory committee member to the extent required to comply with fiduciary obligations applicable under the Bankruptcy Code; provided however, that nothing in this Agreement shall be construed as requiring any Consenting Holder to serve on any statutory committee in the Chapter 11 Cases. Nothing herein will limit or affect, or give rise to any liability, to the extent required for the discharge of the fiduciary obligations described in this Section 24.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

[Signature Pages Follow]

CARAUSTAR INDUSTRIES, INC.

By:	/s/ Wilma Elizabeth Beaty
Name:	Wilma Elizabeth Beaty
Title:	VP, General Counsel & Secretary

AUSTELL HOLDING COMPANY, LLC

By:	/s/ Wilma Elizabeth Beaty
Name:	Wilma Elizabeth Beaty
Title:	VP & Secretary

CAMDEN PAPERBOARD CORPORATION

By:	/s/ Wilma Elizabeth Beaty
Name:	Wilma Elizabeth Beaty
Title:	VP & Secretary

CARAUSTAR, G.P.

By:	/s/ Wilma Elizabeth Beaty
Name:	Wilma Elizabeth Beaty
Title:	VP & Secretary

CARAUSTAR CUSTOM PACKAGING GROUP, INC.

By:	/s/ Wilma Elizabeth Beaty
Name:	Wilma Elizabeth Beaty
Title:	VP & Secretary

CARAUSTAR CUSTOM PACKAGING GROUP (MARYLAND), INC.

By:	/s/ Wilma Elizabeth Beaty
Name:	Wilma Elizabeth Beaty
Title:	VP & Secretary

CARAUSTAR INDUSTRIAL & CONSUMER PRODUCTS GROUP, INC.

By:	/s/ Wilma Elizabeth Beaty
Name:	Wilma Elizabeth Beaty
Title:	VP & Secretary

CARAUSTAR MILL GROUP, INC.

By:	/s/ Wilma Elizabeth Beaty
Name:	Wilma Elizabeth Beaty
Title:	VP & Secretary

CARAUSTAR RECOVERED FIBER GROUP, INC.

By:	/s/ Wilma Elizabeth Beaty
Name:	Wilma Elizabeth Beaty
Title:	VP & Secretary

CHICAGO PAPERBOARD CORPORATION

By:	/s/ Wilma Elizabeth Beaty
Name:	Wilma Elizabeth Beaty
Title:	VP & Secretary

FEDERAL TRANSPORT, INC.

By:	/s/ Wilma Elizabeth Beaty
Name:	Wilma Elizabeth Beaty
Title:	VP & Secretary

GYPSUM MGC, INC.

By:	/s/ Wilma Elizabeth Beaty
Name:	Wilma Elizabeth Beaty
Title:	VP & Secretary

HALIFAX PAPER BOARD COMPANY, INC.

By:	/s/ Wilma Elizabeth Beaty
Name:	Wilma Elizabeth Beaty
Title:	VP & Secretary

MCQUEENY GYPSUM CORPORATION

By:	/s/ Wilma Elizabeth Beaty
Name:	Wilma Elizabeth Beaty
Title:	VP & Secretary

MCQUEENY GYPSUM COMPANY, LLC

By:	/s/ Wilma Elizabeth Beaty
Name:	Wilma Elizabeth Beaty
Title:	VP & Secretary

PARAGON PLASTICS, INC.

By:	/s/ Wilma Elizabeth Beaty
Name:	Wilma Elizabeth Beaty
Title:	VP & Secretary

PBL INC.

By:	/s/ Wilma Elizabeth Beaty
Name:	Wilma Elizabeth Beaty
Title:	VP & Secretary

RECCMG, LLC

By:	/s/ Wilma Elizabeth Beaty
Name:	Wilma Elizabeth Beaty
Title:	VP & Secretary

SPRAGUE PAPERBOARD, INC.

By:	/s/ Wilma Elizabeth Beaty
Name:	Wilma Elizabeth Beaty
Title:	VP & Secretary

AIG Global Investment Corp.,
as investment adviser to certain funds and accounts

By:	/s/ Daniel Purser
Name:	Daniel Purser
Title:	Managing Director

Principal Amount of Senior Notes Held

Security	Amount
7 3/8% Senior Notes due 2009
7 1/4% Senior Notes due 2010

Notice Address:

2929 Allen Parkway

37th Floor

Houston, TX 77019

Fax: 713-831-1052

Attention: Damian Geistkemper

(Signature Page to Restructuring & Lockup Agreement)

CEDARVIEW LEVERAGED OPPORTUNITES MA, LTD
CEDARVIEW LEVERAGED OPPORTUNITIES MA II, LTD
CEDARVIEW OPPORTUNITIES MASTER FUND, LP

By:	/s/ Burton Weinstein
Name:	Burton Weinstein
Title:	Managing Partner

Principal Amount of Senior Notes Held

Security	Amount
7 3/8% Senior Notes due 2009
7 1/4% Senior Notes due 2010

Notice Address:

Fax:

Attention:

(Signature Page to Restructuring & Lockup Agreement)

GSCP (NJ), L.P., on behalf of each of the following funds, in its capacity as Collateral Manager:

GSC PARTNERS CDO FUND II, LIMITED
GSC PARTNERS CDO FUND IV, LIMITED

By:	/s/ Alex Wright
Name:	Alex Wright
Title:	Authorized Signatory

Principal Amount of Senior Notes Held

Security	Amount
7 3/8% Senior Notes due 2009
7 1/4% Senior Notes due 2010

Notice Address:

USC Group

888 7th Avenue, 26th Floor

New York, NY 10019

Fax: 212-884-6184

Attention: David Browne

R3 CAPITAL PARTNERS MASTER, L.P.

By: BlackRock Investment Management, LLC,

Its Investment Manager

By:	/s/ Paul H. Tice
Name:	Paul H. Tice
Title:	Managing Director

Principal Amount of Senior Notes Held

Security	Amount
7 3/8% Senior Notes due 2009
7 1/4% Senior Notes due 2010

Notice Address:

Ross Rosenfelt

BlackRock

40 East 52nd Street, 4th Floor

New York, NY 10022

Email: ross.rosenfelt@blackrock.com

Attention: Ross Rosenfelt

WAYZATA OPPORTUNITITES FUND OFFSHORE II, L.P.

By: WAYZATA OFFSHORE GP II, LLC, its General Partner

By:	/s/ Patrick J. Halloran
Name:	Patrick J. Halloran
Title:	Authorized Signatory

Principal Amount of Senior Notes Held

Security	Amount
7 3/8% Senior Notes due 2009
7 1/4% Senior Notes due 2010

Notice Address:

701 East Lake St., Suite 300

Wayzata, MN 55391

____________________________

____________________________

Fax: 952-345-8901

Attention: James Beltz

With a copy to:

701 East Lake St., Suite 300

Wayzata, MN 55391

____________________________

Fax: 952-345-8901

Attention: Susan D. Peterson

(Signature Page to Restructuring & Lockup Agreement)

WAYZATA OPPORTUNITITES FUND II, L.P.

By: WOF II GP, L.P., its General Partner

By: WOF II GP, LLC, its General Partner

By:	/s/ Patrick J. Halloran
Name:	Patrick J. Halloran
Title:	Authorized Signatory

Principal Amount of Senior Notes Held

Security	Amount
7 3/8% Senior Notes due 2009
7 1/4% Senior Notes due 2010

Notice Address:

701 East Lake St., Suite 300

Wayzata, MN 55391

____________________________

____________________________

Fax: 952-345-8901

Attention: James Beltz

With a copy to:

701 East Lake St., Suite 300

Wayzata, MN 55391

____________________________

Fax: 952-345-8901

Attention: Susan D. Peterson

(Signature Page to Restructuring & Lockup Agreement)